EXHIBIT (11)

Eaton Vance Management

Two International Place

Boston, MA 02110

(617) 672-8520

www.eatonvance.com

September 19, 2018

Eaton Vance Municipal Bond Fund

Two International Place

Boston, MA 02110

Ladies and Gentlemen:

Eaton Vance Municipal Bond Fund (the “Fund”) is a voluntary association (commonly referred to as a “business trust”) established under Massachusetts law with the powers and authority set forth under its Amended and Restated Declaration of Trust dated July 2, 2002, as amended from time to time (the “Declaration of Trust”). This opinion is furnished in connection with the registration statement of the Fund on Form N-14 under the Securities Act of 1933, as amended, (File No. 333-226303) (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (“SEC”) relating to the proposed combination of the Fund (the “Reorganizations”) with Eaton Vance Massachusetts Municipal Bond Fund (“MA Acquired Fund”) and Eaton Vance Michigan Municipal Bond Fund (“MI Acquired Fund”) and the issuance of the Fund’s common shares of beneficial interest, par value $0.01 per share (the “Shares”) in connection with each such Reorganization, all in accordance with the terms of: (i) an Agreement and Plan of Reorganization between the Fund and the MA Acquired Fund; and (ii) an Agreement and Plan of Reorganization between the Fund and the MI Acquired Fund (each, an “Agreement”).

The Trustees of the Fund have the powers set forth in the Declaration of Trust, subject to the terms, provisions and conditions therein provided. As provided in the Declaration of Trust, the Trustees have authorized common shares of beneficial interest of $0.01 par value, and authorized one or more classes of shares, which classes may be divided into two or more series, and the number of shares of each series or class authorized is unlimited.

Under the Declaration of Trust, the Trustees may from time to time issue and sell, or cause to be issued and sold shares, of the Fund for cash or for property. All such shares, when so issued, shall be fully paid and nonassessable by the Fund.

I am a member of the Massachusetts bar and have acted as internal legal counsel to the Fund in connection with the registration of the Shares and the preparation of the Registration Statement. I have examined originals, or copies, certified or otherwise identified to my satisfaction, of such certificates, records and other documents as I have deemed necessary or appropriate for the purpose of this opinion.

Based upon the foregoing, and with respect to Massachusetts law (other than the Massachusetts Uniform Securities Act), only to the extent that Massachusetts law may be applicable and without reference to the laws of the other several states or of the United States of America, I am of the opinion that under existing law:

1.	The Fund is a duly organized and validly existing business trust with transferable shares under the laws of The Commonwealth of Massachusetts; and

2.	The Shares have been duly authorized and, when and if issued in accordance with the terms and conditions of an Agreement will be validly issued, fully paid, and, except as described in the following paragraph, nonassessable by the Fund.

In connection with our opinion, however, I note that the Fund is a Massachusetts business trust and, under certain circumstances, shareholders of a Massachusetts business trust could be held personally liable for the obligations of the Fund. However, the Declaration of Trust disclaims shareholder liability in connection with Fund property or the acts, obligations or affairs of the Fund or any series thereof. In case any shareholder or former shareholder is held personally liable solely by reasons of his being or having been a shareholder and not because of his acts or omissions or for some other reason, the shareholder or former shareholder (or his heirs executors, administrators or other legal representatives or, in the case of a corporation or other entity, its corporate or other general successor) shall be entitled out of the Fund estate to be held harmless from and indemnified against all loss and expense arising from such liability, as provided in the Amended and Restated By-Laws of the Fund dated April 23, 2012, as amended from time to time. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is considered to be remote because it is limited to circumstances in which the respective disclaimers are inoperative and the series would be unable to meet their respective obligations.

I hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement.

Very truly yours,

/s/ Timothy P. Walsh

Timothy P. Walsh, Esq.

Vice President